Exhibit 99.1
National Interstate Corporation Reports 2014 First Quarter Results

•	Net income per share of $0.41; net operating income per share of $0.39 up 8%

•	Gross premiums written increased 8% compared to last year

•	Combined Ratio of 97.2%

Richfield, Ohio, May 6, 2014 - National Interstate Corporation (Nasdaq: NATL) today reported 2014 first quarter net income of $8.1 million or $0.41 per share which was the same as the 2013 first quarter and gross premiums written of $163.6 million which were 8% ahead of last year.

Earnings

The Company’s net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), includes items that may not be indicative of ongoing operations. The following table reconciles net income to net income from operations, a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends. Net income from operations includes underwriting income and net investment income.

	Three Months Ended March 31,
	2014	2013
	(In thousands, except per share data)
Net income from operations	$7,669	$7,012
After-tax net realized gains from investments	1,693	1,005
After-tax impact from transaction expenses	(1,307)	-
Net income	$8,055	$8,017

Net income from operations per share, diluted	$0.39	$0.36
After-tax net realized gains from investments per share, diluted	0.09	0.05
After-tax impact from transaction expenses per share, diluted	(0.07)	-
Net income per share, diluted	$0.41	$0.41

Net income for 2014 first quarter substantially matched the 2013 first quarter reflecting improved operating earnings and gains from investments offset by transaction expenses related to a tender offer for a portion of the Company’s shares that was made and withdrawn during the 2014 first quarter.

Underwriting Results:

	Three Months Ended March 31,
	2014	2013
Losses and loss adjustment expense ratio	76.8%	76.1%
Underwriting expense ratio	20.4%	21.7%
Combined ratio	97.2%	97.8%

Dave Michelson, President and Chief Executive Officer said, “Our combined ratio of 97.2% improved slightly from the 2013 first quarter. Continuing from last year, we are closely monitoring our pricing and risk selection on both new and renewal business to improve and restore underwriting results to their historical levels. We are growing our business in part due to high single digit rate increases and in some products double digit rate increases, and our expenses continue to be well managed.”

Claims: The loss and loss adjustment expense (LAE) ratio for the 2014 first quarter of 76.8% was slightly higher than 2013 first quarter primarily due to adverse weather conditions that occurred this year. The Company experienced elevated claims costs in its moving and storage product and a severe claim in its Alternative Risk Transfer (ART) component that were weather related. Unfavorable development was $1.8 million, or 1.4 combined ratio points, during the 2014 first quarter compared to unfavorable development of $2.4 million, or 1.9 combined ratio points, in the first quarter of 2013. The unfavorable prior year development experienced in both periods is primarily concentrated in the commercial auto liability line of business.

Underwriting Expenses: The underwriting expense ratio of 20.4% for the 2014 first quarter improved compared to both last year and historical run rates primarily due to expenses growing at a slower rate than earned premium. Additionally, the mix of business written in a particular quarter can cause variances in the Company’s quarterly underwriting expense ratio.

Investments:

Net investment income of $8.7 million for the 2014 first quarter was 9% ahead the 2013 first quarter primarily due to an increase in average invested assets and new purchases at yields higher than were available prior to mid-2013. Interest rates rose in mid-2013 and subsequently leveled off, contributing to higher yields available on fixed maturity purchases.

In addition, the Company generated net realized gains from investments of $2.6 million for the 2014 first quarter primarily from gains related to other invested assets, which consist of holdings in limited partnership investments, as well as from sales. The fixed income and equity holdings had unrealized appreciation of $38.7 million or 4% of the amortized cost at March 31, 2014. The Company maintains a high quality and diversified portfolio with approximately 98% of its fixed income portfolio rated NAIC 1 or 2 and an effective duration of 4.3 years. The fair value and unrealized gains of fixed maturities and equity securities were as follows:

	March 31, 2014
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$102,076	$3,294
Foreign government	3,533	14
State and local government	351,675	8,934
Mortgage backed securities	239,635	7,489
Corporate obligations	189,436	7,213
Other debt obligations	52,124	(219)
Preferred redeemable securities	4,257	89
Total fixed maturities	$942,736	$26,814
Equity securities	$74,038	$11,848
Total fixed maturities and equity securities	$1,016,774	$38,662

Gross Premiums Written

Mr. Michelson said, “We again experienced solid top line growth. The ART, Transportation, and Hawaii and Alaska components all increased compared to last year. This growth is especially noteworthy because it is coming from several different products within those components and at pricing levels that we believe will generate margins in line with our historical results.”

The table below summarizes gross premiums written by business component:

	Three Months Ended March 31,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative risk transfer	$97,861	59.8%	$85,568	56.3%
Transportation	49,757	30.4%	46,770	30.8%
Specialty personal lines	9,168	5.6%	13,542	8.9%
Hawaii and Alaska	4,208	2.6%	3,890	2.6%
Other	2,573	1.6%	2,098	1.4%
Gross premiums written	$163,567	100.0%	$151,868	100.0%

Alternative Risk Transfer: Gross premiums written in the ART component for the 2014 first quarter increased $12.3 million, or 14% compared to the 2013 first quarter. The first quarter growth was from existing ART business in the group and national account portions of the ART component that grew as a result of the addition of new customers, as well as rate and exposure increases on renewal business. The ART component has historically maintained high customer retention and has been a consistent growth area for the Company.

Transportation: The Transportation component grew by $3.0 million, or 6% in the 2014 first quarter compared to last year. The waste operations insurance product, which was introduced in the first quarter of 2013, significantly contributed to the 2014 first quarter growth. The increased gross premiums written were also attributable to growth in the traditional passenger transportation and moving and storage products from rate and exposure increases on renewal business as well as the addition of new customers.

Specialty Personal Lines and Hawaii and Alaska: Gross premiums written for 2014 first quarter in the Specialty Personal Lines component decreased $4.4 million compared to last year primarily due to the Company’s 2013 third quarter decision to discontinue its commercial vehicle product. Commercial vehicle gross premiums written represented approximately $3.4 million of the quarter over quarter variance for the Specialty Personal Lines component. The Hawaii and Alaska component grew 8% for the 2014 first quarter but continues to comprise less than 3% of total gross premiums written for the Company.

Summary Comments:
“Our top line, investment results and underwriting expenses continue to perform well,” stated Mr. Michelson. “We have previously stated our intense focus on improving our underwriting margins and this quarter we again moved in the right direction with a 97.2% calendar year combined ratio and an accident year combined ratio that is running approximately 1.4 points better. We recognize that our efforts will be ongoing to achieve the desired returns for our shareholders.”
Earnings Conference Call
The Company will hold a conference call to discuss the 2014 first quarter results tomorrow, Wednesday, May 7, 2014 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website.
Forward-Looking Statements
This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation
Celebrating 25 Years
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).
Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Operating Data:
Gross premiums written	$163,567	$151,868

Net premiums written	$133,416	$124,757

Premiums earned	$133,503	$126,907
Net investment income	8,702	7,963
Net realized gains on investments (*)	2,605	1,546
Other	760	833
Total revenues	145,570	137,249
Losses and loss adjustment expenses	102,580	96,611
Commissions and other underwriting expenses	22,538	22,860
Other operating and general expenses	5,460	5,425
Transaction expenses	2,010	-
Expense on amounts withheld	1,555	1,203
Interest expense	74	75
Total expenses	134,217	126,174
Income before income taxes	11,353	11,075
Provision for income taxes	3,298	3,058
Net income	$8,055	$8,017

Per Share Data:
Net income per common share, basic	$0.41	$0.41
Net income per common share, assuming dilution	$0.41	$0.41

Weighted number of common shares outstanding, basic	19,693	19,610
Weighted number of common shares outstanding, diluted	19,771	19,770

Cash dividend per common share	$0.12	$0.11

(*) Consists of the following:
Realized gains before impairment losses	$2,839	$1,563

Total losses on securities with impairment charges	(45)	(17)
Non-credit portion recognized in other comprehensive income	(189)	—
Net impairment charges recognized in earnings	(234)	(17)
Net realized gains on investments	$2,605	$1,546

GAAP Ratios:
Losses and loss adjustment expense ratio	76.8%	76.1%
Underwriting expense ratio	20.4%	21.7%
Combined ratio	97.2%	97.8%
Return on equity (a)	9.0%	8.9%
Average shareholders’ equity	$359,053	$358,639

	At March 31,	At December 31,
	2014	2013
Balance Sheet Data (GAAP):
Cash and invested assets	$1,109,300	$1,075,428
Reinsurance recoverable	166,967	169,210
Intangible assets	8,003	8,073
Total assets	1,656,797	1,623,827
Unpaid losses and loss adjustment expenses	814,792	803,782
Long-term debt	12,000	12,000
Total shareholders’ equity	$365,821	$352,284
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$348,391	$339,655
Book value per common share, basic (at period end)	$18.52	$17.92
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$17.64	$17.28
Common shares outstanding at period end (b)	19,755	19,661

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period

(b) Common shares outstanding at period end include all vested common shares. At March 31, 2014 and December 31, 2013 there were 66,181 and 60,534, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.